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                                                       Exhibit 23.3


                    CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus for the registration of $50 million 11 1/2% Senior Subordinated Notes due 2009 of the Company and to the inclusion therein of our report dated March 15, 1999, with respect to the combined financial statements of Gantrex Group Limited, Norapco Limited, Gantrex Holding Corporation and Gantrex Systems Inc. included in this registration statement, filed with the Securities and Exchange Commission.



                                   Arthur Andersen LLP

December 13, 1999
Mississauga, Canada